UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or
15(d) of the Securities Exchange Act of 1934

September 22, 2016
Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
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(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

1800 THREE LINCOLN CENTRE,
5430 LBJ FREEWAY, DALLAS, TEXAS	75240
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(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227
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(Registrant's Telephone Number, Including Area Code)

Not Applicable
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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 22, 2016, Atmos Energy Corporation (the “Company”) entered into a $200 million Term Loan Agreement (the “Term Loan”) with Branch Banking and Trust Company as Administrative Agent (“BB&T”), and a syndicate of three lenders identified therein. The Term Loan will be used to refinance existing indebtedness and for working capital, capital expenditures and other general corporate purposes.
Borrowings under the Term Loan will bear interest at a rate dependent upon the Company’s credit ratings at the time of such borrowing and based, at the Company’s election, on a base rate or LIBOR for the applicable interest period (one, two, three or six months). In the case of borrowings based either on the base rate or on LIBOR, an applicable margin ranging from 0.000% to 1.150% per annum would be added, based on the Company’s then current credit ratings. The base rate is defined as the highest of (i) the per annum rate of interest established by BB&T as its prime lending rate at the time of such borrowing, (ii) the Federal Funds Rate, as in effect at the time of borrowing, plus one-half of one percent (0.50%) per annum, or (iii) the one-month LIBOR plus one percent (1.00%). Based on the current prime lending rate charged by BB&T, the current Federal Funds Rate, the one-month LIBOR and the Company’s current credit ratings, borrowings at the base rate would bear interest at 3.500% per annum, plus an applicable margin of 0.000% per annum, or an effective total interest rate of 3.500% per annum. Based upon the current LIBOR for a one-month period and the Company’s current credit ratings, borrowings at LIBOR would bear interest at 0.520% per annum, plus an applicable margin of 0.900% per annum, or an effective total interest rate of 1.420% per annum.
The Company must also pay commitment fees quarterly in arrears on the average daily unused portion of the Term Loan at rates ranging from 0.060% to 0.175% per annum, dependent upon the Company’s credit ratings. Based upon the Company’s current credit ratings, the commitment fee would be at the rate of 0.100%.
The Term Loan will expire on September 22, 2019, at which time all outstanding amounts under the Term Loan will be due and payable. The Term Loan contains usual and customary covenants for transactions of this type, including covenants limiting liens, substantial asset sales and mergers. In addition, the Term Loan provides that during the term of the facility, the Company’s debt to capitalization ratio as of the last day of each of its fiscal quarters shall be less than or equal to 0.70 to 1.00, excluding from the calculation of debt (i) any pension and other post-retirement benefits liability adjustments recorded in accordance with generally accepted accounting principles; and (ii) an amount of hybrid securities, as defined in the Term Loan (generally, deferrable interest subordinated debt with a maturity of at least 20 years), not to exceed a total of 15% of total capitalization.
In the event of a default by the Company under the Term Loan, including cross-defaults relating to specified other indebtedness of the Company, BB&T may, upon the consent of a certain minimum number of lenders, and shall, upon the request and direction of such lenders, terminate the commitments made under the Term Loan, declare the amount outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the Term Loan documents, including, without limitation, all rights of set-off and all other rights available under the law. For certain events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding automatically become payable immediately.
With respect to the other parties to the Term Loan, the Company also has or may have had customary banking relationships based on the provision of a variety of financial services, including cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party. A copy of the Term Loan

Agreement is filed as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Term Loan.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is hereby incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of September 22, 2016, by and among Atmos Energy Corporation, the Lenders from time to time parties thereto and Branch Banking and Trust Company as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: September 27, 2016	By: /s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President, General Counsel
and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of September 22, 2016, by and among Atmos Energy Corporation, the Lenders from time to time parties thereto and Branch Banking and Trust Company as Administrative Agent